Exhibit 16
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May 15, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

We have read paragraphs 1, 2, 3, 4 and 5 of Item 4 included in the Form 8-K dated May 15, 2002 of XO Communications, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP

Arthur Andersen LLP

cc: Mr. Wayne Rehberger, Senior Vice President and Chief Financial Officer, XO Communications, Inc.